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                                                                   EXHIBIT 99(d)

                              THE DIAL CORPORATION

                         CORPORATE GOVERNANCE GUIDELINES

A.       PRINCIPAL RESPONSIBILITIES OF THE BOARD

         1.       Long Range Strategy Issues

                  The Board shall advise and participate in the long range strategic development of the Corporation's business. Such issues should be routinely addressed at regular Board meetings and at the August meeting each year.

         2.       Operating and Capital Plans

                  The Board will review and approve the annual operating and capital plans at the outset of each fiscal year and review performance against such plans at least quarterly throughout the year.

         3.       Compliance with Law and Maintenance of Ethical Business
                  Environment

                  The Board recognizes the importance of the Corporation's operating as an ethical and law-abiding company. The Board is responsible for overseeing the Corporation's compliance with its Code of Ethics and Corporate Responsibilities.

         4.       Performance Evaluation of the Chief Executive Officer

                  The Executive Compensation Committee will conduct an annual review of the Chief Executive Officer based on performance of the business, achievement of the Corporation's short- and long-term financial and strategic objectives, development of management, and as further set forth in its charter. The Board will review the Executive Compensation Committee's report in order to ensure that the Chief Executive Officer is providing the best leadership for the Corporation in the long- and short-term. The evaluation will be used in connection with decisions regarding the Chief Executive Officer's compensation.

         5.       Succession Planning

                  The Board is responsible for developing a succession plan for all senior management positions and will review the plan at the August meeting each year. The Chief Executive Officer should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

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CORPORATIVE GOVERNANCE GUIDELINES

         6.       Director Attendance at Meetings

                  Directors are expected to attend all Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board should receive written explanatory information related to its duties at any upcoming meeting of the Board. Such information shall be delivered sufficiently in advance of such meeting to permit appropriate review by each Director.

B.       STRUCTURE, QUALIFICATIONS AND OPERATIONS OF THE BOARD

         1.       Size of the Board

                  The Board presently has nine members. It is the sense of the Board that nine to eleven members would be an appropriate size for the Board of Directors.

          2.      Independent Directors

                  The Board believes that, with the exception of the Chief Executive Officer, all members should be "independent" as defined in the listing standards of the New York Stock Exchange ("NYSE") and any applicable rules and laws. Directors shall not be consultants to the Corporation or have significant personal service contracts with the Corporation. Also, any organization with which a Director is affiliated shall not have a significant contractual relationship with the Corporation.

         3.       Executive Sessions with Non-Management Directors

                  There will be regular executive sessions of the non-management Directors of the Board not less frequently than two times each year. The Director responsible for leading such sessions and taking minutes shall rotate among the Chairs of the various Board committees. Interested parties may communicate with the non-management directors by sending a letter addressed to "Non-Management Directors," care of the Corporate Secretary.

         4.       Director Appointments

                  The nomination of Directors is the province of the Governance Committee in accordance with its charter. The Board believes that the following considerations should be taken into account when nominating Directors: consumer goods experience, age, gender, area of expertise and experience with "right-sized" organizations. Directors shall be limited to no more than

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                  four terms of three years each, unless the Board unanimously approves an extension to such term limits.

         5.       Board, Committee and Director Performance

                  The Board will conduct an annual self-evaluation to determine whether the Board, its committees and the individual Directors are functioning effectively. The Governance Committee will receive comments from all Directors and shall report annually on the performance of the Board, its committees and the individual Directors. The Governance Committee shall identify areas in which it perceives improvements can be made and, after discussion with the Chairman of the Board, take appropriate action to address any issues identified in such evaluation.

         6.       Employment Status

                  Each Director shall report changes in his or her employment status to the Governance Committee. The Governance Committee, in consultation with the Chairman of the Board, shall consider any effects of such changes on the continued appropriateness and effectiveness of the Director's contribution to the work of the Board under the circumstances.

         7.       Conflicts of Interest

                  In order to comply with the Clayton Act and prevent other possible conflicts of interest, Directors who wish to join the board of directors of any other company shall review this matter with the Chair of the Corporation's Governance Committee and the Corporation's Chairman of the Board and General Counsel before agreeing to join such other board.

         8.       Board Access to Management

                  Directors have full and free access to the management of the Corporation and, as necessary or appropriate, independent advisors. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer or the Secretary or directly by the Director. The Board welcomes attendance at Board meetings of senior officers of the Corporation.

         9.       Director Compensation

                  The form and amount of Director compensation will be determined by the Executive Compensation Committee in accordance with its charter, and the Executive Compensation Committee will conduct an annual review of Director compensation. The Executive Compensation Committee will consider that Directors' independence may be jeopardized if Director

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                  compensation and perquisites exceed customary levels,
                  if the Corporation makes substantial charitable contributions to organizations with which a Director is affiliated, or if the Corporation enters into consulting contracts with (or provides other indirect forms of compensation to) a Director or organization with which the Director is affiliated.

         10.      Director Orientation and Continuing Education

                  All new Directors will participate in the Corporation's orientation program, which should be conducted shortly after a new Director is elected or appointed. This orientation will include presentations by senior management to familiarize new Directors with the Corporation's strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Ethics and Corporate Responsibilities, its principal officers and its internal and independent auditors.

                  Continuing education shall be available to Directors in areas related to their service on the Board. These programs shall be approved in advance by the Chairman of the Board.

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